                                                                      Exhibit 11


                       Computation of Per Share Earnings
                (Thousands of Dollars except per share amounts)

Calculation of net income for earnings per share:

                                                                       Quarter Ended September 30,  Nine Months Ended September 30,
                                                                           1997            1996            1997           1996
                                                                      ------------------------------------------------------------
      Net income (loss)                                                     $1,171          $3,730       ($18,127)       $10,446
      Preferred Stock Dividends                                                650             650          1,950          1,300
                                                                      ------------------------------------------------------------
           Subtotal                                                            521           3,080        (20,077)         9,146
      Accretion of Preferred Stock                                             412             412          1,237            962
                                                                      ------------------------------------------------------------
           Total                                                              $109          $2,668       ($21,314)        $8,184
                                                                      ============================================================

Primary earnings per share:
      Average Shares Outstanding                                        18,323,044      18,310,285     18,320,865     18,302,989
      Dilutive shares resulting from stock options                         386,040          88,070        244,179        187,270
                                                                      ------------------------------------------------------------
                                                                        18,709,084      18,398,355     18,565,044     18,490,259
                                                                      ============================================================

      Net Income per Average Common Share                                    $0.01           $0.15         ($1.15)         $0.44

Fully Diluted earnings per share:
      Average Shares Outstanding                                        18,323,044      18,310,285     18,320,865     18,302,989
      Dilutive Shares resulting from stock options                         386,040          88,070        244,179        187,270
      Dilutive shares resulting from redeemable preferred stock (1)             -               -              -              -
                                                                      ------------------------------------------------------------
                                                                      $ 18,709,084      18,398,355     18,565,044     18,490,259
                                                                      ============================================================

      Net Income per Average Common Share                                    $0.01           $0.15         ($1.15)         $0.44
                                                                      ============================================================


(1) In 1997 and 1996, the conversion of redeemable preferred stock into 1,457,142 shares of common stock using the "if converted" method is anti-dilutive

See accompanying notes to Condensed Consolidated Financial Statements